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                                                                    Exhibit 23.0


              Consent of Independent Certified Public Accountants

The Board of Directors
CSP Inc.

We consent to incorporation by reference in the registration statements
(Nos. 2-79414 and 33-11815) on Form S-8 of CSP Inc. of our report dated
October 5, 1998, except as to Note 13, which is dated as of October 14, 1998, relating to the consolidated balance sheets of CSP Inc. and Subsidiaries as of August 28, 1998 and August 29, 1997, and the related consolidated statements of operations, shareholder's equity and cash flows and related schedule for each of the years in the three-year period ended August 28, 1998, which reports appear or are incorporated by reference in the August 28, 1998 report on Form 10-K of CSP Inc.


KPMG PEAT MARWICK LLP


Boston, Massachusetts
November 23, 1998